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                                                                   EXHIBIT 23
KPMG Peat Marwick LLP

233 South 13th Street, Suite 1600
Lincoln, NE 68508-2041

Two Central Park Plaza
Suite 1501
Omaha, NE 68102

                            ACCOUNTANTS' CONSENT

The Board of Directors
Aliant Communications Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-3 and S-8 of Aliant Communications Inc. of our report dated February 6, 1998, relating to the consolidated balance sheets of Aliant Communications Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which report appears in the December 31, 1997, annual report on Form 10-K of Aliant Communications Inc.

/s/ KPMG Peat Marwick LLP

Lincoln, Nebraska
March 24, 1998